As filed with the Securities and Exchange Commission on ____________ __, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

American Rare Earths and Materials, Corp.
(Exact name of registrant as specified in charter)

Nevada
(State or jurisdiction of incorporation or organization)

98-0669413
 (I.R.S. Employer Identification No.)

200 Queens Quay East, Unit #1,
Toronto, Ontario, Canada, M5A 4K9
416-362-2121
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2011 Equity Compensation Plan
(Full titles of plan)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq.
Andrew Smith, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
Fax: (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	9,000,000 shares	$0.065	$585,000	$67.05

(1)
The aggregate amount of securities registered hereunder is 9,000,000 shares of common stock issuable pursuant to the 2011 Equity Compensation Plan.  This Registration Statement covers such indeterminate additional shares of common stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends, or other similar transactions.

(2)
The offering price has been estimated solely for the purposes of the calculation of the registration fee in accordance with Rule 457 (c) of the Securities Act of 1933, as amended, using the average of high and low prices reported by the OTC Bulletin Board on November 14, 2011, a date within five (5) business days prior to the date of the filing of this registration statement.

Explanatory Note

This registration statement on Form S-8 (this “Registration Statement”) of American Rare Earths and Materials, Corp. (the “Company”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register  9,000,000 shares of our common stock, $0.001 par value per share (the “Common Stock”), to be issued to participants in our 2011 Equity Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).  The Company will provide to each of the participants in the Plan the documents that contain information related to the Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and are not being filed as a part of this Registration Statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.Registrant Information and Employee Plan Annual Information.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any document required to be delivered to employees pursuant to Rule 428(b) of the Securities Act and any documents described in Item 3 of Part II (other than exhibits), which documents are incorporated by reference in the Section 10(a) prospectus.  Requests for such copies should be directed to American Rare Earths and Materials, Corp., 200 Queens Quay East, Unit #1, Toronto, Ontario, Canada M5A 4K9, telephone number: 416-362-2121, Attention: Nataliya Hearn, Ph.D.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference

The following documents, heretofore filed by us with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference, except as superseded or modified herein:

1.
Our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, filed on September 26, 2011; and our Report on Form 10-Q for the quarter ended September 30, 2011, filed on November 10, 2011; and

2.
The description of our common stock contained in our Definitive Schedule 14C, filed on June 9, 2010, and as it may be further amended from time to time, under the caption “Description of Securities”; and

3.
All documents that the Registrant files with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

 Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

Item 4. Description of Securities

Our authorized capital stock consists of 300,000,000 shares of common stock, with a par value of $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.

The Company’s common stock presently is quoted on the over-the-counter bulletin board under the symbol “AREM.OB”.

We have not declared a cash dividend on our common stock in the last three fiscal years and we do not anticipate the payment of dividends in the near future. We may not pay dividends on our common stock without first paying dividends on our preferred stock. There are no other legal restrictions that currently limit our ability to pay dividends on our common stock other than those generally imposed by applicable state law.

As of November 21, 2011, there were 30,053,734 shares of common stock issued and outstanding and 2,466,501 shares of preferred stock issued and outstanding.

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of Common Stock are entitled to receive dividends ratably, when, as and if declared by the Board, out of funds legally available.  In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having  preference over the Common Stock.  The holders of shares of Common Stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the Common Stock.  All of the outstanding shares of Common Stock are validly issued, fully-paid and nonassessable.  The par value of the Common Stock is $0.001.

The holders of shares of our Common Stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Upon liquidation, dissolution or winding up, the holders of shares of our Common Stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our Common Stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Our articles of incorporation do not provide that we will indemnify an officer, director, or former officer or director.

Our By-Laws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise, against expenses (including amounts paid in settlement and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The  indemnification and advancement of expenses provided by the bylaws shall not be deemed  exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer  and shall inure to the benefit of the heirs, executors and administrators of such person.

Any duty to indemnify and to advance expenses to a director or officer provided in the bylaws shall be in the nature of a contract between us and each such director or officer, and no amendment or repeal of any such provision of the bylaws shall alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed with this Registration statement.

EXHIBIT

5.1	Opinion of Sichenzia Ross Friedman Ference LLP, filed herewith

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

23.2	Consent of MSCM LLP, Registered Public Accounting Firm, filed herewith

24.1	Power of attorney (included on signature page to this Registration Statement), filed herewith

99.1	2011 Equity Compensation Plan, filed herewith

Item 9.  Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Ontario, Canada on November 21, 2011.

AMERICAN RARE EARTHS AND MATERIALS, CORP.

By:	/s/ Nataliya Hearn
Name: Nataliya Hearn, Ph.D.
Title: Chief Executive Officer, President and Chairperson

POWER OF ATTORNEY

 Each person whose signature appears below hereby constitutes and appoints Nataliya Hearn and Philip Clark, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Person	Capacity	Date

/s/ Nataliya Hearn	Chief Executive Officer, President	November 21, 2011
Nataliya Hearn, Ph.D.	Chairperson

/s/ Philip Clark	Chief Financial Officer	November 21, 2011
Philip Clark

/s/ Warren Zapfe	Director	November 21, 2011
Warren Zapfe

/s/ Mary Bryan	Director	November 21, 2011
Mary Bryan

/s/ Error Farr	Director	November 21, 2011
Error Farr